Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, iHeartMedia Management Services, Inc. (“Company”) and Michael McGuinness (“Employee”) entered into an Employment Agreement effective September 5, 2019, as amended on January 1, 2021 (collectively, the “Agreement”);

WHEREAS, the parties desire to amend the above-referenced Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties enter into this Second Amendment to Employment Agreement (“Second Amendment”).

1.    This Second Amendment is effective upon complete execution by the parties.

2.    Section 1 (Term of Employment) of the Agreement is amended to extend the initial Employment Period through June 1, 2027.

3.    Section 2(a) (Title and Duties) of the Agreement is amended to change Employee’s job title to Executive Vice President, Deputy Chief Financial Officer, iHeartMedia, Inc. and Chief Financial Officer – Multiplatform and Digital Segments.

4.    Section 3(a) (Base Salary) of the Agreement is hereby amended to increase the Base Salary to Eight Hundred Fifty Thousand Dollars ($850,000.00) effective as of September 1, 2022. Base Salary shall be further increased to Nine Hundred Twenty-Five Thousand Dollars ($925,000) effective on January 1, 2024 and to Nine Hundred Seventy-Five Thousand Dollars ($975,000) effective on January 1, 2026.

5.    Section 3(c) (Annual Bonus) of the Agreement is hereby amended to increase the bonus Target to 125% of Employee’s Base Salary effective as of September 1, 2022.

6.    Section 8 (Compensation Upon Termination) of the Agreement shall be deleted in its entirety and replaced by the following:

“8.    COMPENSATION UPON TERMINATION

(a)

Death. Company shall, within thirty (30) days following the termination of Employee’s employment as a result of Employee’s death, pay to Employee’s designee or, if no person is designated, to Employee’s estate, Employee’s accrued and unpaid Base Salary and any unpaid prior year bonus, if any, through the date of termination, the Pro-Rata Bonus (as defined below) and any payments required under applicable employee benefit plans (including accrued vacation and unreimbursed business expenses). Except to the extent more favorable treatment is set forth in the applicable award agreement, any long-term incentive awards granted to Employee following the date hereof, which are scheduled to vest in the then-current contract year shall accelerate and vest (and settle if applicable), effective as of the date of such termination.

(b)

Disability. Company shall, within thirty (30) days following its termination of Employee’s employment as a result of Employee’s Disability, pay all accrued and unpaid Base Salary and any unpaid prior year bonus, if any, through the termination date, the Pro-Rata Bonus, and any payments required under applicable employee benefit plans (including accrued vacation and unreimbursed business expenses). Except to the extent more favorable treatment is set forth in the applicable award agreement, any long-term incentive awards granted to Employee following the date hereof, which are scheduled to vest in the then-current contract year shall accelerate and vest (and settle if applicable), effective as of the date of such termination.

(c)

Termination By Company For Cause or by Employee without Good Cause or Employee’s Non- Renewal: Company shall, within thirty (30) days following termination of Employee’s employment by the Company for Cause or by Employee without Good Cause or as of the end of the Employment Period following Employee issuing a written notice of non-renewal of this Agreement pursuant to Section 1, pay to Employee Employee’s accrued and unpaid Base Salary through the termination date and any payments required under applicable employee benefit plans (including accrued vacation and unreimbursed business expenses).

(d)	Termination By Company Without Cause/Termination By Employee with Good Cause /Non- Renewal by Company.

i.

If Company terminates Employee’s employment without Cause, or if Employee terminates employment with Good Cause (and such termination is not a Change in Control Termination) or as of the end of the Employment Period following Company issuing a written notice of non-renewal of this Agreement pursuant to Section 1, Company shall pay Employee within thirty (30) days following termination of Employee’s employment the accrued and unpaid Base Salary through the termination date determined by Company, unpaid prior year bonus, if any, and any payments required under applicable employee benefit plans (including accrued vacation and unreimbursed business expenses).

ii.

In addition, subject to Section 8(d)(iii), below, Company shall pay Employee (w) an amount equal to eighteen (18) months of Employee’s current Base Salary; (x) the COBRA Amount; (y) an amount equal to one and one-half (1.5) times the Employee’s Target Annual Bonus for the year in which termination occurs; and (z) the Pro-Rata Bonus, (collectively, such payments under this Section 8(d), the “Severance Payment”). Subject to Section 8(d)(iii) below, the Company shall also provide Employee with the Additional Vesting.

A.

The COBRA Amount shall mean an amount in cash equal to the assumed COBRA premiums Employee would pay if Employee elected COBRA coverage for eighteen (18) months, for the health benefits coverage Employee had immediately prior to the termination date under the plan(s) in which Employee was participating immediately prior to the termination date, less Employee’s normal contribution for such coverage. For the avoidance of doubt, Employee shall be solely responsible for timely enrolling for any COBRA or Marketplace coverage and paying any required premiums and Company is not placing any restrictions upon the use by Employee of such payment(s) as a condition upon the receipt of the payment(s) under this Section 8.

B.

The Pro-Rata Bonus shall mean a pro-rata portion of the Target Annual Bonus for the year of termination equal to the product of (x) the number of days Employee was employed by the Company during the fiscal year of Employee’s termination of employment, divided by 365 and (y) the Employee’s Target

Annual Bonus for the year in which Employee’s termination of employment occurs.

C.

The Additional Vesting shall mean (i) with respect to time-based awards, an additional 18 months of service credit (less any earned pro-rated vesting provided for in the applicable award agreement upon such termination) and (ii) with respect to performance-based awards an additional 18 months of service credit (less any pro-rated service credit provided for in the applicable award agreement upon such termination) (e.g., if pro rated vesting or service credit upon such termination is 6 months, an additional 12 months of vesting or service credit would be provided hereunder); provided, that, in each case the number of months of service credit provided shall not be less than zero (0) . The Additional Vesting shall apply to those certain restricted stock units and those certain performance-based restricted stock units, in each case, granted on May 9, 2022 and any long-term incentive awards granted to Employee following the date hereof. The terms and conditions of the underlying award agreements shall govern the timing of settlement of any restricted stock units or performance-based restricted stock units subject to the Additional Vesting.

iii.

Payment of the Severance Payment and the Additional Vesting shall be subject to and conditioned upon Employee’s execution and non-revocation of a Severance Agreement and General Release of Claims in substantially the form attached hereto as Exhibit A (the “Release”), which shall be provided by Company to Employee no later than five (5) business days following Employee’s termination. Company will pay Employee the Severance Payments in substantially equal installments on Company’s regularly scheduled payroll dates during the eighteen (18) month period following the Release Effective Date (as defined in the Release).

iv.

The Company agrees that Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to Employee by the Company and that if Employee becomes eligible to participate in other health and/or welfare plans, such eligibility alone shall not affect Employee’s and Employee’s eligible dependents’ entitlement to continued participation in any group health, dental and vision insurance plans in which Employee and Employee’s eligible dependents are then enrolled. Except as hereinafter provided in Section 8(e)(v), the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Employee as the result of employment through self-employment or by another employer, by retirement benefits, by unemployment compensation, by offset against any amount claimed to be owed by Employee to the Company, or otherwise.

(e)	Termination By Company Without Cause/ Termination By Employee with Good Reason in connection with a Change in Control.

i.

If Company terminates employment without Cause or as of the end of the Employment Period following Company issuing a written notice of non-renewal of this Agreement pursuant to Section 1, or if Employee terminates employment with Good Cause, during the ninety (90) days prior or twelve (12) months following a Change in Control (as defined in the iHeartMedia, Inc. 2021 Long-Term Incentive Award Plan) (or otherwise prior to a Change in Control but after the execution of a definitive agreement which results in a Change in Control) (each, a “CIC Termination”), Company will pay the accrued and unpaid

Base Salary through the termination date determined by Company, unpaid prior year bonus, if any, and any payments required under applicable employee benefit plans.

ii.

In addition, subject to Section 8(e)(iii) below, Company will pay (w) an amount equal to 24 months of Employee’s current Base Salary; (x) an amount equal to one and one-third (1 1⁄3) times the COBRA Amount; (y) an amount equal to two (2) times Employee’s Target Annual Bonus for the year in which termination occurs; and (z) the Pro-Rata Bonus, the “CIC Severance Payment”). Subject to Section 8(e)(iii) below, to the extent that Employee’s Equity Awards do not otherwise vest in connection with a Change in Control or a qualifying termination thereafter in accordance with their terms, the Company shall provide Employee with the Additional Vesting.

iii.

Payment of the CIC Severance Payment and the Additional Vesting, if applicable, shall be subject to and conditioned upon Employee’s execution and non-revocation of the Release, which shall be provided by Company to Employee no later than five (5) business days following Employee’s termination. Company will pay Employee the CIC Severance Payments in a lump sum on the Company’s first regularly scheduled payroll date following the Release Effective Date (as defined in the Release) or if later, the closing of the Change in Control.

iv.

The Company agrees that Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to Employee by the Company and that if Employee becomes eligible to participate in other health and/or welfare plans, such eligibility alone shall not affect Employee’s and Employee’s eligible dependents’ entitlement to continued participation in any group health, dental and vision insurance plans in which Employee and Employee’s eligible dependents are then enrolled. Except as hereinafter provided in Section 8(e)(v), the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Employee as the result of employment through self-employment or by another employer, by retirement benefits, by unemployment compensation, by offset against any amount claimed to be owed by Employee to the Company, or otherwise.

v.

To the extent that Employee terminates employment pursuant to Section 8(d), and subsequently becomes eligible for payments under this Section 8(e), the amount payable pursuant to this Section 8(e) shall be reduced by any payments previously made pursuant to Section 8(d), and, if a Release had been executed previously, Employee shall not be required to execute any additional Release. If a CIC Termination occurs prior to a Change in Control under this Section 8(e), the parties shall determine in good faith to what extent the severance payments under this Section 8(e) may be made in a lump sum or require continued installments under Section 8(d) in order to satisfy Section 409A.

(f)

For purposes of calculating severance payments under Sections 8(d) and 8(e) of this Agreement, the Base Salary and Target Annual Bonus shall not take into account any reductions which would constitute Good Cause or which were made in the prior six (6) month period. All payments pursuant to this Section 8 shall be subject to Company’s withholding and reporting obligations.

(g)

If Employee is in material breach of any post-employment obligations or covenants and such breach is not cured by Employee within ten (10) days following written notice from the Company, the Company shall have no obligation to pay Employee the Severance Payment or the CIC Severance Payment, as applicable. Employee acknowledges the Severance Payment or the CIC Severance Payment, as applicable, and the Additional Vesting are adequate and independent consideration to support Employee’s General Release of claims referenced in Section 8(d), as it is something of value to which Employee would not have otherwise been entitled at termination had Employee not executed a General Release of claims.”

7.    This Second Amendment represents the complete and total understanding of the parties with respect to the content thereof, and cannot be modified or altered except if done so in writing, and executed by all parties. All other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment on the date written below and upon full execution by all parties, this Agreement shall be effective as set forth in Section 1 above.

EMPLOYEE:

/s/ Michael McGuinness	Date: September 16, 2022
Michael McGuinness

COMPANY:

/s/ Richard J. Bressler	Date: September 19, 2022
Richard J. Bressler President, Chief Operating Officer & Chief Financial Officer